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Exhibit 4

CONFIDENTIAL ANONYMOUS COMPLAINT
REPORTING POLICY

TABLE OF CONTENTS

1.0 PURPOSE OF THE POLICY	3
2.0 POLICY OVERSIGHT	4
3.0 REPORTING OF COMPLAINTS	4
4.0 CONFIDENTIALITY	5
5.0 PROHIBITION OF RETALIATION	5
6.0 PUBLICIZING THE PROCESS FOR REPORTING COMPLAINTS	6
7.0 INVESTIGATION OF COMPLAINTS & REPORTING RESULTS	6
8.0 POLICY REVIEW	6
9.0 INQUIRIES	6

1.0    PURPOSE OF THE POLICY

The audit committee (the "Audit Committee") of the board of directors (the "Board") of Agnico-Eagle Mines Limited (the "Corporation"), is responsible for establishing procedures for:

  i.
  the receipt, retention and treatment of complaints received by Agnico-Eagle regarding unethical/fraudulent activities, accounting issues, internal accounting controls and auditing matters; and

  ii.
  the confidential, anonymous submission by employees of Agnico-Eagle and its subsidiaries and affiliates (collectively, "Agnico-Eagle") of concerns regarding questionable accounting or auditing matters and unethical/fraudulent activities;

and in connection therewith, the Board has adopted this Policy entitled "Confidential Anonymous Complaint Reporting Policy" (which, together with the Schedules hereto, is collectively called the "Policy"). Such complaints and concerns are referred to as "Complaints" in this Policy. Examples of Complaints are as follows:

  a)
  the use of Agnico-Eagle funds or property for any illegal, improper or unethical purpose (for example, fraud, theft of corporate property, embezzling funds, misappropriating funds, bribes, kickbacks or influence payments);

  b)
  the tampering of any Agnico-Eagle accounting or audit-related records or documents (in any format, including electronic records such as e-mails) or destroying any Agnico-Eagle accounting or audit-related records or documents except as otherwise permitted or required by Agnico-Eagle's Records Retention Policy;

  c)
  fraud or deliberate error in the preparation, evaluation, review or audit of any of Agnico-Eagle's financial statements;

  d)
  fraud or deliberate error in the recording and maintaining of Agnico-Eagle's financial records (for example, overstating expense reports, falsifying time sheets, preparing erroneous invoices, misstating inventory records or describing an expenditure for one purpose when, in fact, it is being made for something else);

  e)
  deficiencies in or non-compliance with Agnico-Eagle's internal accounting controls (for example, circumventing review and approval procedures);

  f)
  misrepresentations or false statements to or by a senior officer or accountant regarding a matter contained in Agnico-Eagle's financial records, financial reports or audit reports;

  g)
  deviation from full and fair reporting of Agnico-Eagle's financial condition, results of operations or cash flows; and

  h)
  any effort to mislead, deceive, manipulate, coerce or fraudulently influence any internal or external accountant or auditor in connection with the preparation, examination, audit or review of any financial statement or records of Agnico-Eagle.

The Board has adopted this Policy to ensure that:

  i.
  Complaints are received, investigated and retained on a confidential and anonymous basis that is in compliance with all applicable laws; and

  ii.
  Directors, officers and employees of Agnico-Eagle ("Agnico-Eagle Associates") will not be penalized or retaliated against for making a good-faith report of a Complaint (see Section 5.0 below).

2.0    POLICY OVERSIGHT

The Audit Committee has the responsibility of overseeing this Policy and compliance by all Agnico-Eagle Associates. Any Agnico-Eagle Associate who becomes aware of any existing violation of the Code of Ethics may notify either of the following:

Primary Contact

Greg Laing
General Counsel, Vice President, Legal & Corporate Secretary
Phone Number: (416) 644-2052
e-mail: glaing@agnico-eagle.com

Secondary Contact

David Garofalo
Vice President, Finance & Chief Financial Officer
Phone Number: (416) 847-3708
e-mail: dgarofalo@agnico-eagle.com

If they prefer, employees at the LaRonde, Lapa and Goldex Divisions may refer any of their questions through Claude Leveillee (Phone: (819) 759-3644, Email: Claude.Leveillee@agnico-laronde.com), who will then speak with the Primary Contact. The Primary Contact and the Secondary Contact are referred to as the "Contacts".

3.0    REPORTING OF COMPLAINTS

Agnico-Eagle Associates may report Complaints, either internally to the Contacts or externally by using Agnico-Eagle's Confidential Anonymous Complaint Reporting Hotline (the "Hotline"). Agnico-Eagle has established the Hotline (a toll-free telephone number, e-mail address and fax number) for the purpose of receiving Complaints. The Hotline is being provided by an independent third party service provider, so that Complaints can be reported in an anonymous, if so desired, and confidential manner. The following outlines the processes for reporting complaints which are all confidential:

Reporting Complaints Internally

An Agnico-Eagle Associate wishing to report a Complaint using internal means may refer a Complaint to the Primary Contact or the Secondary Contact, who will treat all Complaints in accordance with this Policy.

If the Agnico-Eagle Associate making the Complaint wishes to do so in writing, the Complaint should be specified in a letter, which should be delivered to the Primary Contact or the Secondary Contact in a sealed envelope marked "Confidential".

Reporting Complaints through the Hotline

  a)
  Agnico-Eagle has established the Hotline, so that Complaints of Agnico-Eagle Associates and members of the public (referred to as "Complainants") can be reported in an anonymous and confidential manner.

  b)
  A toll-free telephone number, e-mail address and post-office box will be maintained for the purposes of receiving Complaints. The Hotline will be staffed and maintained by ReportLine, an independent third party service provider.

  c)
  The Hotline will be available 24 hours a day, 7 days a week by calling 877-333-2675 from within North America. If Complainant is located outside of North America, they may place a collect call to 770-776-5607.

  d)
  The Hotline will also be available by emailing (Reportline@tnwinc.com), completing a web form at www.tnwinc.com/webreport, faxing a letter to 770-409-5008 or mailing a letter to:

    The Network
    ATTN: Agnico-Eagle Mines Limited
    333 Research Court
    Norcross, Georgia, USA
    30092

  e)
  Each Complaint will be assigned a unique reference number, to be logged by ReportLine staff prior to forwarding the Complaint to the Corporation. This reference number will be provided to the Complainant for future reference.

  f)
  All Complaints received by the Hotline will be forwarded directly by ReportLine staff to the Primary Contact unless it is determined by ReportLine staff that the Complaint is of an urgent nature, in which case, such Complaint will be forwarded by ReportLine staff immediately.

4.0    CONFIDENTIALITY

Agnico-Eagle is committed to maintaining procedures for the anonymous and confidential reporting of Complaints by Agnico-Eagle Associates and members of the public. All Complaints will be treated on a confidential basis and, if reported using the Hotline and if so specified by the person reporting the Complaint, will be treated on an anonymous basis. Generally, a report of a Complaint will only be disclosed to those persons who have a need to know in order to properly carry out an investigation of such a Complaint. The Contacts may make recommendations to the Audit Committee from time to time on how Agnico-Eagle can provide confidential and, if so desired, anonymous, reporting of Complaints by Complainants.

5.0    PROHIBITION OR RETALIATION

There will be no retaliation or other action taken against any Agnico-Eagle Associate who, in good-faith, reports a Complaint. Anyone engaging in retaliatory conduct will be subject to disciplinary action by Agnico-Eagle, which may include termination.

More specifically, neither Agnico-Eagle, nor any person acting on behalf of Agnico-Eagle or in a position of authority in respect of Agnico-Eagle Associates will take any disciplinary measure against, discharge, demote, suspend, terminate, otherwise adversely affect the employment of or in any other manner discriminate against an Agnico-Eagle Associate or threaten to do so with the intent to compel an Agnico-Eagle Associate to abstain from reporting a Complaint or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002. Engaging in retaliatory conduct may be considered an offence under various applicable laws.

6.0    PUBLICIZING THE PROCESS FOR REPORTING COMPLAINTS

Agnico-Eagle will also periodically communicate reminders to Agnico-Eagle Associates of the process for reporting Complaints. This may be accomplished by electronic or other means, including, for example: email and written memos.

7.0    INVESTIGATION OF COMPLAINTS & REPORTING RESULTS

Monitoring the Status of the Investigation

The investigation of all Complaints will be monitored on an ongoing basis by the Contacts.

Depending on the nature of a Complaint and its materiality as determined in the first instance by the Contacts, and in particular, with respect to any Complaint or Complaints that could materially affect the financial statements of Agnico-Eagle or the integrity of Agnico-Eagle's system of internal controls, the Contacts will keep the Chief Executive Officer (except to the extent any such person is allegedly implicated in the Complaint) apprised of the status of the investigation for purposes of ensuring compliance with regulatory requirements, including the timely and continuous disclosure obligations of Agnico-Eagle and the certification obligations of the Chief Executive Officer and Chief Financial Officer of Agnico-Eagle.

The investigation of a Complaint that implicates (or may implicate) a Contact shall be supervised by the other Contact. The investigation of a Complaint that implicates (or may implicate) both Contacts shall be supervised by the Chair of the Audit Committee, or such other independent member of the Board of Directors of the Corporation as designated by the chair of the Audit Committee.

Report to the Audit Committee

The Primary Contact will periodically prepare a written report to the Audit Committee specifying, among other things:

  a)
  the number of Complaints received since the previous report;

  b)
  all Complaints received, by relevant category, since the previous report; and

  c)
  the reporting avenues used by persons reporting Complaints.

In addition, if requested by the Audit Committee, the Contacts will report on the effectiveness of the reporting system since the previous report.

The Audit Committee may request special procedures that are not inconsistent with this Policy to be used in connection with any particular Complaint, including the retention of outside counsel or other advisors in accordance with the terms of the Audit Committee Charter.

8.0    POLICY REVIEW

This Policy and its effectiveness will be reviewed by the Audit Committee at least annually, with recommendations regarding updates or amendments, if any, being made to the Board as required.

9.0    INQUIRIES

Any questions with respect to the general application of this Policy should be made to the Primary Contact.

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  Exhibit 4
CONFIDENTIAL ANONYMOUS COMPLAINT REPORTING POLICY
TABLE OF CONTENTS